Exhibit 10.9

EXECUTION VERSION

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This AMENDMENT NO. 2 TO CREDIT AGREEMENT (“Agreement”) dated as of December 22, 2015, (the “Effective Date”) is by and among Pioneer Intermediate, Inc., a Delaware corporation (the “Parent”), Pioneer Investment, Inc., a Delaware corporation (the “Borrower”), the subsidiaries of the Borrower party hereto (together with the Parent, each a “Guarantor” and collectively, the “Guarantors”), the Lenders (as defined below), Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and each other Person party hereto.

RECITALS

A. The Parent, Borrower, the Administrative Agent, the Issuing Lender, HSBC Bank Canada, the Swing Line Lender and the financial institutions party thereto from time to time, as lenders (the “Lenders”) are parties to that certain Credit Agreement dated as of August 7, 2014 (as amended by that certain Agreement and Amendment No. 1 to Credit Agreement dated as of April 15, 2015 and as further amended, restated, supplemented or otherwise modified, the “Credit Agreement”).

B. The Borrower has requested that the Lenders amend the Credit Agreement as provided herein and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Defined Terms. As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary.

Section 2. Other Definitional Provisions. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation”. Section headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such Section headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 3. Amendments to Credit Agreement.

(a) Section 1.1 (Certain Defined Terms) of the Credit Agreement is hereby amended by adding the following new definitions to appear in the appropriate alphabetical order therein:

“Amendment No. 2” means that certain Amendment No. 2 to Credit Agreement, dated as of the Amendment No. 2 Effective Date, by and among the Parent, the Borrower and the other Guarantors party thereto, the Issuing Lenders, the Lenders party thereto and the Administrative Agent.

“Amendment No. 2 Effective Date” means December 22, 2015.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Covenant Cure Payment” shall have the meaning set forth in Section 7.7 hereof.

“Cure Right” shall have the meaning set forth in Section 7.7 hereof.

“Interest Coverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) EBITDA for the four fiscal quarter period then ended to (b) Interest Expense for such four fiscal quarter period; provided that for purposes of calculating the Interest Coverage Ratio for any period ending prior to December 31, 2016, Interest Expense shall be calculated after giving pro forma effect to the repayment of the Term Advances on the Amendment No. 2 Effective Date, which repayment shall be deemed to have occurred on the first day of the applicable four fiscal quarter measurement period.

“Notice of Intent to Cure” shall have the meaning set forth in Section 7.7 hereof.

(b) Section 1.1 (Certain Defined Terms) of the Credit Agreement is hereby amended to:

(1) replace the definition of “Issuing Lender” in its entirety with the following:

“Issuing Lender” means Wells Fargo or, with the consent of HSBC Bank Canada, HSBC Bank Canada, each in its capacity as a Lender that issues Letters of Credit for the account of any Credit Party pursuant to the terms of this Agreement.

(2) replace the definition of “Net Income” in its entirety with the following:

“Net Income” means, for any period and with respect to any Person, the net income (or loss) for such period for such Person on a consolidated basis after taxes as determined in accordance with GAAP, excluding, however, (i) the cumulative effect of any change in GAAP, (ii) any realized or unrealized gain or loss in respect of (x) any obligation under any Hedge Arrangement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815- Derivatives and Hedging, and (iii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Arrangements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from intercompany Indebtedness). For the avoidance of doubt, in determining net income, gross interest income shall be applied to increase income or decrease interest expense but not both.

(3) replace the last sentence of the definition of “Revolving Commitment” in its entirety with the following:

The aggregate Revolving Credit Commitment on the Amendment No. 2 Effective Date is C$27,800,000.00.

(4) add a final sentence at the end of the definition of “Eurocurrency Rate” as follows:

Notwithstanding the foregoing, if the Eurocurrency Rate at any determination shall be less than zero, such rate shall be deemed to be zero for purposes of such determination under this Agreement.

(5) replace the reference to “C$10,000,000” in the definition of “Swing Line Sublimit Amount” with a reference to “C$5,000,000.”

(c) Section 1.7 (Pro Forma Calculations) shall be amended by deleting it in its entirety and replacing it with the following:

Section 1.7 Pro Forma Calculations. For purposes of all financial ratios and testing the covenants set forth in Sections 6.16, 6.17 and 6.20 or to determine whether a condition to a specific action has been or will be satisfied, such calculation shall be made after giving effect to any Specified Transaction as follows: (a) consolidated Net Income and EBITDA shall be calculated on a pro forma basis for such event as set forth in the definition of EBITDA and (b) subject to the following sentence, any Debt or other liabilities to be incurred or assumed or repaid or retired in connection therewith shall be deemed to have been consummated and incurred, assumed, repaid or retired as of the first day of the applicable measurement period with respect to such covenant, test or condition (and assuming all Debt so incurred or assumed bears interest during any portion of the applicable measurement period prior to the relevant event (A) in the case of fixed rate Debt, at the rate applicable thereto, or (B) in the case of floating rate Debt, at the rates in effect on the date of determination). Notwithstanding the foregoing, solely for purposes of testing the Fixed Charge Coverage Ratio covenant set forth in Section 6.17 (and not for any other purpose (including the pro forma calculation under Section 3.1(m) or for testing any condition required under any other covenant)), the Advances incurred under this Agreement on the Closing Date shall be included in such calculation as Debt incurred on the Closing Date and shall not be deemed to have been incurred as of the first day of the applicable measurement period and the Debt repaid with such Advances on the Closing Date shall be calculated as being repaid on the Closing Date and shall not be deemed to have been repaid as of the first day of the applicable measurement period.

(d) Section 2.5(c) (Prepayments/Mandatory) shall be amended to add a new subclause (ix) as follows:

(ix) If the Parent receives any Covenant Cure Payment, then no later than one (1) Business Day following the receipt of such Covenant Cure Payment, Parent shall, or shall cause the Borrower to, (A) prepay (or defease, as applicable) the Term Advances in an amount equal to the proceeds of such Covenant Cure Payment until such Term Advances have been repaid in full and (B) thereafter, to the extent any proceeds of such Covenant Cure Payment remain, to the outstanding Revolving Advances, and the Revolving Commitments shall be automatically and permanently reduced by the amount of such prepayment of Revolving Advances.

(e) Section 2.5(e) (Prepayments/Application of Prepayments) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(e) Application of Prepayments.

(i) From and after the Amendment No. 2 Effective Date through and including December 31, 2018, each mandatory prepayment of an Advance required by Section 2.5(c)(i) and Section 2.5(c)(ix) shall be applied to principal payments of the Term Advances in such order as the Borrower may elect in its sole discretion, and thereafter, in each case, shall be applied to the scheduled principal installments of the Term Advances pro rata until such time as the Term Advances are repaid in full. For the avoidance of doubt, the Borrower may not elect to apply such mandatory prepayments on a non pro rata basis among the Term Lenders.

(ii) Each mandatory prepayment of an Advance required by Section 2.5(c)(ii) through (v) shall be applied to the scheduled principal installments of the Term Advances pro rata until such time as the Term Advances are repaid in full.

(iii) Notwithstanding anything to the contrary contained herein, mandatory prepayments of Advances required by Section 2.5(c)(i) through (v) and Section 2.5(c)(ix) will be applied first to Base Rate Advances, then to Eurocurrency Advances and then to defease B/A Advances.

(f) Section 5.2(a) (Reporting/Annual Financial Reports) of the Credit Agreement is hereby amended by replacing the proviso at the end of clause (i) therein in its entirety with the following:

; provided that, it shall not be a violation of this clause (a) if the audit and opinion accompanying the Financial Statements for any fiscal year is subject to (1) a “going concern” or like qualification solely as a result of the Revolving Maturity Date or the Term Maturity Date being scheduled to occur within 12 months from the date of such audit and opinion, (2) any such qualification pertaining to any breach of any financial covenant set forth herein, or (3) solely for the audit and opinion accompanying the Financial Statements for the fiscal years ending December 31, 2015, December 31, 2016 and December 31, 2017, a “going concern” or like qualification solely as a result of any amortization payment date hereunder, any interest payment date hereunder and/or the Revolving Maturity Date or the Term Maturity Date, in each case, being scheduled to occur at any time after the date of such audit and opinion,

(g) Article V (Affirmative Covenants) of the Credit Agreement is hereby amended to add a new Section 5.13 as follows:

Section 5.13 OFAC; Anti-Terrorism. The Borrower will maintain in effect policies and procedures designed to facilitate compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

(h) Section 6.8 (Restricted Payments) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

Section 6.8 Restricted Payments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make any Restricted Payments except that:

(a) [Reserved];

(b) the Restricted Entities may make Restricted Payments to any Credit Party, and any Non-Credit Party may make Restricted Payments to any other Non-Credit Party;

(c) the Restricted Entities may make Permitted Tax Distributions;

(d) (i) the Restricted Entities may make direct or indirect distributions in cash in an aggregate amount not to exceed $250,000 in any fiscal year to the Parent (but only to the extent such amount is subtracted from Net Income for purposes of the calculation of EBITDA) for the sole purpose of allowing the Parent (or any direct or indirect parent thereof) to pay for (A) actual reasonable administrative, accounting, legal and maintenance expenses attributable to the consolidated operations (including maintenance of existence) of the Parent (or any direct or indirect parent thereof) and its Restricted Subsidiaries and (B) salaries and related reasonable and customary expenses incurred by directors, officers, members of management, consultants, managers and employees of the Parent (or any direct or indirect parent thereof) and (ii) the Parent may pay, or make Restricted Payments to its parent (or any direct or indirect parent thereof) to allow it to pay, any amounts provided for in, and permitted to be paid pursuant to, clause (i) above in an aggregate amount not to exceed $250,000 in any fiscal year;

(e) any Restricted Entity may make cash payments to or on behalf of the Parent (or any direct or indirect parent thereof) in an aggregate amount not to exceed $50,000 in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock of the Parent (or any direct or indirect parent thereof);

(f) to the extent constituting a Restricted Payment, transactions permitted by Sections 6.6 and 6.9; and

(g) so long as no Default exists or would result from the making of such Restricted Payment, any Restricted Entity may make cash Restricted Payments in an amount not to exceed the sum of $250,000 in the aggregate per fiscal year to existing and former officers, directors, members of management, employees, managers or consultants of such Restricted Entity (or the estate, heirs, family members, domestic partners, former domestic spouses, spouses or former spouses of any of the foregoing); provided that such Restricted Payments are in consideration for the retirement, purchase, or redemption of any of the Equity Interests of any Restricted Entity, or direct or indirect parent thereof, or any option, warrant or other right to purchase or acquire such Equity Interest, in any event, held by such Person.

(i) Section 6.16 (Leverage Ratio) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

Section 6.16 Leverage Ratio. Commencing with the fiscal quarter ending March 31, 2019, the Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, permit the Leverage Ratio as of the last day of each fiscal quarter, to exceed 3.00 to 1.00.

(j) Section 6.17 (Fixed Charge Coverage Ratio) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

Section 6.17 Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending March 31, 2019, the Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, permit the Fixed Charge Coverage Ratio as of the last day of each fiscal quarter to be less than 1.25 to 1.00.

(k) Section 6.18 (Capital Expenditures) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

Section 6.18 Capital Expenditures. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, incur Capital Expenditures unless such Capital Expenditures would not cause the sum of the total Capital Expenditures (excluding (a) Capital Expenditures funded solely with Equity Issuance Proceeds resulting from issuance of common Equity Interests of any Restricted Entity and (b) Permitted Acquisitions to the extent constituting Capital Expenditures) of the Restricted Entities to exceed (i) $20,000,000 in the fiscal year ending December 31, 2015, (ii) $5,000,000 in each of fiscal years ending December 31, 2016 and December 31, 2017, (iii) $5,000,000 in the fiscal year ending December 31, 2018; provided that if the Interest Coverage Ratio for any measurement period commencing with the fiscal quarter ending March 31, 2018 through and including the fiscal quarter ending December 31, 2018 is greater than 2.00 to 1.00, the amount of Capital Expenditures permitted hereunder for the fiscal year ending December 31, 2018 shall be increased to $7,500,000, and (iv) $20,000,000 in each fiscal year thereafter.

(l) Section 6.20 (Liquidity) of the Credit Agreement is hereby amended by deleting in its entirety and replacing it with the following:

Section 6.20 Interest Coverage Ratio. Commencing with the fiscal quarter ending December 31, 2015, the Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, permit the Interest Coverage Ratio as of the last day of (i) each fiscal quarter ending December 31, 2015 through and including December 31, 2017, to be less than 1.50 to 1.00, and (ii) each fiscal quarter ending March 31, 2018 through and including December 31, 2018, to be less than 1.75 to 1.00.

(m) Section 7.1(c) (Events of Default / Breach of Covenant) is hereby amended to replace the reference to “5.2(e)” therein with a reference to “5.2(f)”.

(n) Article VII (Default and Remedies) is hereby amended by adding a new Section 7.7 to the end thereof as follows:

Section 7.7 Equity Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.1(c)(i), in the event of any Event of Default under the covenant set forth in Section 6.16 (Leverage Ratio) or the covenant set forth in Section 6.20 (Interest Coverage Ratio), and in each case until the expiration of the fifteenth (15th) Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to the applicable fiscal quarter hereunder, the Parent may sell or issue common Equity Interests (or other Equity Interests on terms reasonably acceptable to the Administrative Agent) of the Parent to any of its Equity Interest holders (to the extent such transaction would not result in a Change of Control) or obtain cash capital contributions on account of common Equity Interests (or other Equity Interests on terms reasonably acceptable to the Administrative Agent) of the Parent (each a “Covenant Cure Payment”), and apply the Equity Issuance Proceeds thereof or such cash capital contributions to (x) increase EBITDA with respect to such applicable quarter (and include it as EBITDA in such quarter for any four fiscal quarter period including such quarter) and (y) prepay the Debt in accordance with Section 2.5(c)(ix), thereupon the Parent’s compliance with the covenants set forth in Sections 6.16 and 6.20 shall be recalculated giving pro forma effect to such increase in EBITDA; provided that (i) such Equity Issuance Proceeds or cash capital contributions are actually received by the Parent no later than fifteen (15) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to such fiscal quarter hereunder, (ii) the amount of such Equity Issuance Proceeds included as EBITDA for any such fiscal quarter shall not exceed the greater of (1) the minimum amount necessary to cause the maximum Leverage Ratio on a pro forma basis after giving effect to the cure provided herein, to be in compliance under Section 6.16 for the applicable period and (2) the minimum amount necessary to cause the minimum Interest Coverage Ratio on a pro forma basis after giving effect to the cure provided herein, to be in compliance under Section 6.20 for any applicable period, and (iii) such Equity Issuance Proceeds or contribution must be applied in accordance with Section 2.5(c)(ix). Upon the Administrative Agent’s receipt of a written notice from the Parent that the Parent intends to exercise a Cure Right (a “Notice of Intent to Cure”) (together with the financial statements required pursuant to Section 5.2(a) or (b), as applicable, and the related Compliance Certificate required pursuant to Section 5.2(d) for the applicable fiscal period) until the earlier to occur of (i) the date on which the Administrative Agent is notified by the Parent that such Cure Right will not be consummated and (ii) the date that is sixteen (16) Business Days after the date on which the applicable financial statements are required to be delivered pursuant to Section 5.2(a) or (b), neither the Administrative Agent (nor any sub-Agent therefor) nor any Lender nor any other Secured Party shall (x) exercise any right to accelerate the Advances or terminate the Revolving Commitments, (y) impose interest at the Default Rate, or (z) exercise any right to foreclose on or take possession of the Collateral, or any other right or remedy under the Credit Documents, in each case, solely on the basis of the failure to comply with Sections 6.16 or 6.20 (as applicable) (it being understood that, notwithstanding the foregoing, any such failure to comply with Sections 6.16 or 6.20 (as applicable) shall still constitute a Default for all other purposes (other than for purposes of Section 9.7(b)(iii)(A)) under this Agreement and the other Loan Documents until such failure to comply is cured in accordance with this Section 7.7). Subject to the terms set forth above and the terms in clauses (b) and (c) below, upon (A) application of the Equity Issuance Proceeds as provided above within the fifteen (15) Business Day period described above in such amounts sufficient to cure the applicable breach of Section 6.16 or Section 6.20, as applicable, and (B) delivery of an updated Compliance Certificate executed by a Responsible Officer of the Borrower to the Administrative Agent reflecting compliance with the applicable covenants, any Events of Default relating to such covenants shall be deemed cured for all purposes of the Credit Agreement and the other Credit Documents and no longer in existence and such covenants shall be deemed satisfied as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply therewith at such date.

(b) The parties hereby acknowledge and agree that (i) this Section 7.7 may not be relied on for purposes of calculating any financial ratios or other conditions or compliance hereunder other than the Leverage Ratio covenant set forth in Section 6.16 and the Interest Coverage Ratio set forth in Section 6.20, (ii) the application of proceeds from the Covenant Cure Payment shall not result in any pro forma reduction of the amount of Debt for the fiscal quarter in which such payment was made (other than with respect to any future period which includes such fiscal quarter), and (iii) any determination of the Leverage Ratio for purposes of determining pricing or for any other calculations from time to time subject to the Leverage Ratio or Interest Coverage Ratio shall be made without giving effect to the application of the Covenant Cure Payment and corresponding adjustment to EBITDA.

(c) In each period of four consecutive fiscal quarters, (i) there shall be at least two (2) fiscal quarters in which no Covenant Cure Payment is made, and (ii) a Covenant Cure Payment may not be made in any two (2) consecutive quarters; provided that the limitations set forth in this clause (c) shall not apply until the fiscal quarter ending March 31, 2019.

(o) Exhibit B – Form of Compliance Certificate to the Credit Agreement is hereby deleted in its entirety and replaced with the Exhibit B – Form of Compliance Certificate attached hereto.

(p) Schedule I to the Credit Agreement is hereby deleted in its entirety and replaced with the Schedule I attached hereto.

(q) Schedule II to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule II attached hereto.

Section 4. Reduction of Commitments. This Agreement shall be deemed written notice by the Borrower of a ratable reduction in part of the unused portion of the Revolving Commitments in an amount equal to C$10,630,000 pursuant to Sections 2.1(c)(i) of the Credit Agreement and the Administrative Agent and the Majority Lenders hereby acknowledge satisfaction of the notice requirements set forth therein. On the Effective Date, after giving effect to the contemplated reduction herein, (a) the Revolving Commitments of the Revolving Lenders shall be as set forth on the revised Schedule II attached hereto, and (b) each Revolving Lender’s Commitment shall be automatically decreased to the amount set forth adjacent to such Revolving Lender’s name on such replacement Schedule II.

Section 5. Optional Prepayment. This Agreement shall be deemed written notice by the Borrower of an optional prepayment of Term Advances pursuant to Section 2.5(b)(i) of the Credit Agreement in an aggregate principal amount of the Canadian Dollar Equivalent of $40,000,000. Such prepayment shall be applied in direct order of maturity to the scheduled principal installments due under Section 2.6(b) of the Credit Agreement for the quarters ending December 31, 2015, March 31, 2016, June 30, 2016, September 30, 2016, December 31, 2016, March 31, 2017, June 30, 2017, September 30, 2017, and to the extent such amount shall exceed such aggregate scheduled payments required by Section 2.6(b), such excess shall be applied to the required payment due December 31, 2017 and any future quarter thereafter, if applicable. For the avoidance of doubt, this Agreement shall satisfy the requirement to deliver a Notice of Optional Repayment and the Administrative Agent and the Majority Lenders hereby acknowledge satisfaction of any prior notice requirements under Section 2.5(b)(i).

Section 6. Representations and Warranties. Each Credit Party hereby represents and warrants that:

(a) after giving effect hereto, the representations and warranties of the Credit Parties contained in the Credit Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date, except that any representation and warranty which by its terms is made as of a specified date in which case such representation and warranty is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such specified date;

(b) after giving effect hereto, no Default or Event of Default has occurred and is continuing;

(c) the execution, delivery and performance of this Agreement by such Credit Party are within its corporate or limited liability company power and authority, as applicable, and have been duly authorized by all necessary corporate or limited liability company action, as applicable;

(d) this Agreement constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as limited by applicable Debtor Relief Laws affecting the rights of creditors generally and general principles of equity whether applied by a court of law or equity;

(e) there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement; and

(f) as of the Effective Date, no action, suit, investigation or other proceeding by or before any arbitrator or any Governmental Authority is threatened or pending and no preliminary or permanent injunction or order by a state or federal court has been entered in connection with this Agreement or any other Credit Document.

Section 7. Conditions to Effectiveness. This Agreement shall become effective on the Effective Date and enforceable against the parties hereto upon the occurrence of the following conditions which may occur prior to or concurrently with the closing of this Agreement:

(a) The Administrative Agent shall have received this Agreement executed by duly authorized officers of the Parent, the Borrower, the Guarantors, the Administrative Agent, and the Lenders constituting the Majority Lenders;

(b) The Borrower shall have paid (i) all fees and expenses of the Administrative Agent’s outside legal counsel pursuant to all invoices presented for payment at least one Business Day prior to the Effective Date, (ii) the fees as agreed to in the Amendment Engagement Letter dated as of December 9, 2015 (the “Engagement Letter”) among the Left Lead Arranger (as defined therein), the Parent and the Borrower, and (iii) without duplication of any fees payable in accordance with the preceding clause (ii), the fees required under Section 8(e) below.

(c) The Parent shall have provided evidence reasonably satisfactory to Administrative Agent that (i) the current owners of Equity Interests of the Parent shall have made an equity contribution in the Parent, in form and substance reasonably acceptable to Administrative Agent, in cash of at least the Canadian Dollar Equivalent of $40,000,000, and (ii) concurrently with the effectiveness of this Agreement, such amount shall have been applied to the Term Advances pursuant to Section 5 hereof.

(d) The Credit Parties shall have delivered a perfection certificate duly executed by a Responsible Officer certifying the information set forth in Exhibit A to the Engagement Letter.

Section 8. Acknowledgments and Agreements.

(a) Each Credit Party acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms and each Credit Party waives any defense, offset, counterclaim or recoupment (other than a defense of payment or performance) with respect thereto.

(b) The Parent, Borrower, each Guarantor, the Administrative Agent, the Issuing Lenders, the Swing Line Lender and each Lender party hereto does hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect, and acknowledge and agree that their respective liabilities and obligations under the Credit Agreement, as amended hereby, the Guaranty, and the other Credit Documents, are not impaired in any respect by this Agreement.

(c) Nothing herein shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Credit Documents, (ii) any of the agreements, terms or conditions contained in any of the Credit Documents, (iii) any rights or remedies of the Administrative Agent or any Lender with respect to the Credit Documents, or (iv) the rights of the Administrative Agent, any Issuing Lender, the Swing Line Lender or any Lender to collect the full amounts owing to them under the Credit Documents.

(d) From and after the Effective Date, all references to the Credit Agreement and the Credit Documents shall mean the Credit Agreement and such Credit Documents, as amended by this Agreement. This Agreement is a Credit Document for the purposes of the provisions of the other Credit Documents.

(e) The Borrower hereby agrees to pay to the Administrative Agent, for the account of each Lender executing this Agreement and delivering a facsimile, e-mail or original of its signature pages hereto to the Administrative Agent (or its counsel) by 5:00 pm, Houston, Texas time on Monday, December 21, 2015 (or such later time as to any Lender as may be agreed by the Borrower in its sole discretion), an amendment fee for each such Lender equal to (i) 0.15% times (ii) the sum of (x) such Lender’s aggregate outstanding Term Advances (after giving effect to the Canadian Dollar Equivalent of $40,000,000 prepayment referred to in Section 5 above), plus (y) such Lender’s Revolving Commitment. Each such amendment fee as to each such Lender executing this Agreement (i) is payable in U.S. dollars in immediately available funds, (ii) is not refundable under any circumstances, (iii) will not be subject to counterclaim, defense, setoff or otherwise affected, (iv) is deemed fully earned by such Lender once its signature page is delivered as provided above and the Effective Date has occurred, and (v) is due and payable on the Effective Date.

Section 9. Reaffirmation of Security Documents. Each Credit Party (a) reaffirms the terms of and its obligations (and the security interests granted by it) under each Security Document to which it is a party, and agrees that each such Security Document will continue in full force and effect to secure the Secured Obligations as the same may be amended, supplemented, or otherwise modified from time to time, and (b) acknowledges, represents, warrants and agrees that the liens and security interests granted by it pursuant to the Security Documents are valid, enforceable and subsisting and create a security interest to secure the Secured Obligations.

Section 10. Reaffirmation of the Guaranty. Each Guarantor hereby ratifies, confirms, acknowledges and agrees that its obligations under the Guaranty are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Guaranteed Obligations (as defined in the Guaranty), as such Guaranteed Obligations may have been amended by this Agreement, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by such Guarantor under the Guaranty, in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement or any of the other Credit Documents.

Section 11. Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Credit Party hereby, for itself and its successors and assigns, fully and without reserve, releases and forever discharges each Secured Party, its respective successors and assigns, officers, directors, employees, representatives, agents and affiliates (collectively the “Released Parties” and individually a “Released Party”) from any and all actions, claims, demands, causes of action, judgments, executions, suits, liabilities, damages or other obligations of any kind and nature whatsoever, direct and/or indirect, at law or in equity, whether now existing or hereafter asserted, to the extent such cause of action or liability shall be based in whole or in part upon facts, circumstances, actions or events, any matters or things occurring, existing or actions done, omitted to be done, or suffered to be done by any of the Released Parties, in each case, prior to the date hereof and are arising out of or are related to this Agreement, the Credit Agreement, any other Credit Document (collectively, the “Released Matters”). Each Credit Party, by execution hereof, hereby acknowledges and agrees that the agreements in this Section 11 are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters herein compromised and settled. Notwithstanding anything to the contrary in this paragraph, no defense to, or counterclaim with respect to any claims or other matters asserted by the Released Parties against the Credit Parties, shall be deemed released by this Section 11. Each of the parties hereto agree that this paragraph shall not be effective prior to the Effective Date.

Section 12. Counterparts. This Agreement may be signed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which, taken together, constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by e-mail “PDF” copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 14. Invalidity. In the event that any one or more of the provisions contained in this Agreement shall be held invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 15. Governing Law. This Agreement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

Section 16. Entire Agreement. THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT, AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES WITH RESPECT TO THE MATTERS COVERED IN THIS AGREEMENT.

IN EXECUTING THIS AGREEMENT, EACH PARTY HERETO HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:

PIONEER INVESTMENT, INC.

By:	/s/ Wade Bitter
Name:	Wade Bitter
Title:	Chief Financial Officer

PARENT:

PIONEER INTERMEDIATE, INC.

By:	/s/ Wade Bitter
Name:	Wade Bitter
Title:	Chief Financial Officer

GUARANTORS:

PIONEER NCS ENERGY HOLDCO, LLC

By:	/s/ Wade Bitter
Name:	Wade Bitter
Title:	Chief Financial Officer

NCS MULTISTAGE, LLC.

By:	/s/ Wade Bitter
Name:	Wade Bitter
Title:	Chief Financial Officer

NCS MULTISTAGE, INC.

By:	/s/ Wade Bitter
Name:	Wade Bitter
Title:	Chief Financial Officer

Signature Page to Amendment No. 2 to Credit Agreement

(Pioneer Investment, Inc.)

ADMINISTRATIVE AGENT/LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, an Issuing Lender, Swing Line Lender, a Revolving Lender and a Term Lender

By:	/s/ Michael Janak
	Name:	Michael Janak
	Title:	Managing Director

Signature Page to Amendment No. 2 to Credit Agreement

(Pioneer Investment, Inc.)

HSBC BANK CANADA, as a Revolving Lender and a Term Lender

By:	/s/ JOHN CHERIAN
Name:	JOHN CHERIAN
Title:	ASSISTANT VICE PRESIDENT COMMERCIAL BANKING

By:	/s/ BRUCE ROBINSON
Name:	BRUCE ROBINSON
Title:	Vice President Energy Financing

Signature Page to Amendment No. 2 to Credit Agreement

(Pioneer Investment, Inc.)

CITIBANK, N.A., as a Revolving Lender and a Term Lender

By:	/s/ Scott Gildea
Name:	Scott Gildea
Title:	Senior Vice President

Signature Page to Amendment No. 2 to Credit Agreement

(Pioneer Investment, Inc.)

RBS CITIZENS, N.A., as a Revolving Lender and a Term Lender

By:	/s/ James M. Ray
Name:	James M. Ray
Title:	Senior Vice President

Signature Page to Amendment No. 2 to Credit Agreement

(Pioneer Investment, Inc.)

COMERICA BANK, as a Revolving Lender and a Term Lender

By:
Name:
Title:

Signature Page to Amendment No. 2 to Credit Agreement

(Pioneer Investment, Inc.)

JPMORGAN CHASE BANK, N.A. TORONTO BRANCH, as a Revolving Lender and a Term Lender

By:	/s/ Michael N. Tam
Name:	Michael N. Tam
Title:	Senior Vice President

Signature Page to Amendment No. 2 to Credit Agreement

(Pioneer Investment, Inc.)

REGIONS BANK, as a Revolving Lender and a Term Lender

By:	/s/ David Valentine
Name:	David Valentine
Title:	Senior Vice President

Signature Page to Amendment No. 2 to Credit Agreement

(Pioneer Investment, Inc.)

SCHEDULE I

Pricing Schedule

The Applicable Margin with respect to the Commitment Fees, Revolving Advances, Swing Line Advances (if applicable), and the Term Advances shall be determined in accordance with the following Table based on the Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the Financial Statements most recently delivered pursuant to Section 5.2. Adjustments, if any, to such Applicable Margin shall be effective on the date the Administrative Agent receives the applicable Financial Statements and corresponding Compliance Certificate as required by the terms of this Agreement. Notwithstanding the foregoing, the Borrower shall be deemed to be at Level VII from the Amendment No. 2 Effective Date until delivery of its unaudited Financial Statements and corresponding Compliance Certificate for the fiscal quarter ending June 30, 2016. If the Borrower fails to deliver the Financial Statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such Financial Statements and Compliance Certificate were required to the delivered pursuant to Section 5.2, the Applicable Margin with respect to Commitment Fees, Revolving Advances, Swing Line Advances (if applicable) and Term Advances shall be determined at Level VII and shall remain at such level until the date such Financial Statements and corresponding Compliance Certificate are so delivered by the Borrower. Notwithstanding anything to the contrary contained herein, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.8(e). For the avoidance of doubt, the levels on the pricing grid set forth below are set forth from the lowest (Level I) to the highest (Level VII).

Applicable Margin	Leverage Ratio	Eurocurrency / B/A Advance	Base Rate Advance	Commitment Fee
Level I	Is less than 1.50 to 1.00	3.25%	2.25%	0.25%
Level II	Is equal to or greater than 1.50 to 1.00 but less than 2.00 to 1.00	3.50%	2.50%	0.375%
Level III	Is equal to or greater than 2.00 to 1.00 but less than 2.50 to 1.00	3.75%	2.75%	0.50%
Level IV	Is greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	4.00%	3.00%	0.50%
Level V	Is greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	4.25%	3.25%	0.50%
Level VI	Is greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	4.50%	3.50%	0.65%
Level VII	Is greater than or equal to 4.00 to 1.00	4.75%	3.75%	0.65%

SCHEDULE II

Commitments

Lender	Revolving Commitment
Wells Fargo Bank, National Association	C$	5,818,604.66
HSBC Bank Canada	C$	5,818,604.65
Citibank, N.A.	C$	5,818,604.65
JPMorgan Chase Bank, N.A.	C$	3,879,069.77
Comerica Bank	C$	2,586,046.51
Regions Bank	C$	1,939,534.88
RBS Citizens, N.A.	C$	1,939,534.88

Total:	C$	27,800,000.00

EXHIBIT B - FORM OF COMPLIANCE CERTIFICATE

[to be attached]

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM             , 201   TO             , 201

This certificate is prepared pursuant to the Credit Agreement dated as of August 7, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among (a) Pioneer Investment, Inc., a Delaware corporation (the “Borrower”), (b) Pioneer Intermediate, Inc., a Delaware corporation (the “Parent”), (c) the lenders party thereto from time to time (the “Lenders”) and (d) Wells Fargo Bank, National Association, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”), as an issuing lender and as swing line lender. Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned certifies, in his/her capacity as a Responsible Officer of the Borrower and not in an individual capacity, that:

(a) attached hereto in Schedule B is a reasonably detailed spreadsheet reflecting the calculations of, as of the date and for the periods covered by this certificate, the Parent’s consolidated Funded Debt, the Parent’s consolidated Interest Expense, the Parent’s consolidated Maintenance Capital Expenditures and the Parent’s consolidated Fixed Charges;

[(b) no Default or Event of Default has occurred or is continuing as of the date hereof; and]

—or—

[(b) the following Default[s] or Event[s] of Default exist[s] as of the date hereof, if any, and the actions set forth below are being taken to remedy such circumstances:

                     ; and]

(c) as of the date hereof for the periods set forth below the following statements, amounts, and calculations included herein and in Schedule A, were true and correct in all material respects:

Exhibit B - Form of Compliance Certificate

I. Section 6.16 Leverage Ratio1

(a)	the Parent’s consolidated Funded Debt as of the last day of such fiscal quarter	$

(b)	EBITDA for the four-fiscal quarter period then ended (from Schedule A)	$

	Leverage Ratio = (a) to (b) =		:

	Maximum Leverage Ratio	3.00 to 1.00

	Compliance	Yes	No

[Remainder of this page intentionally left blank.

Compliance Certificate continues on following pages.]

[1]	Compliance not required until fiscal quarter ending March 31, 2019.

Exhibit B – Form of Compliance Certificate

II. Section 6.17 Fixed Charge Coverage Ratio2

(a)	EBITDA for the four-fiscal quarter period then ended (from Schedule A)		$

(b)	cash Taxes paid by the Restricted Entities during such four fiscal quarter period (including Prior Period Tax Payments)		$

(c)	Prior Period Tax Payments to the extent paid during such four fiscal quarter period		$ [3]

(d)

Maintenance Capital Expenditures (other than Maintenance Capital Expenditures financed with long-term Funded Debt, including the proceeds of Revolving Borrowings under the Credit Agreement) expended by the Restricted Entities during such four fiscal quarter period

$

(e)	Fixed Charges for such four fiscal quarter period[4]		$

Fixed Charge Coverage Ratio =
	[(a) –[ [(b) - (c)] + (d)]] divided by (e)		= :

	Minimum Fixed Charge Coverage Ratio		1.25 to 1.00

	Compliance	Yes	No

[Remainder of this page intentionally left blank.

Compliance Certificate continues on following pages.]

[2]	Not required until fiscal quarter ending March 31, 2019.
[3]	Refers to (a) the payments made to the Canadian taxing authorities on February 27, 2015 with respect to the 2014 calendar year in the amount of (i) C$2,400,000 for a final tax payment for federal Canadian taxes and (ii) C$200,000 for a final tax payment for Alberta taxes and (b) a payment made to the United States Internal Revenue Service on March 16, 2015 in the amount of $10,900,000 with respect to an amended return for the 2013 calendar year.
[4]	To be calculated pursuant to Section 1.7 of the Credit Agreement.

Exhibit B – Form of Compliance Certificate

III. Section 6.18 Capital Expenditures:

(a)	Capital Expenditures	$

(b)

(i) Capital Expenditures funded solely with Equity Issuance Proceeds resulting from issuance of common Equity Interests of any Restricted Entity and (ii) Permitted Acquisitions to the extent constituting Capital Expenditures

$

(c)	Total Capital Expenditures = (a) - (b)	$

(d)	Capital Expenditure Maximum	[$5,000,000][$7,500,000][$20,000,000][5]

	Capital Expenditure covenant:	(c) ≤ (d)

	Compliance	Yes No

[5]	Pursuant to Section 6.18 of the Credit Agreement, use (i) $20,000,000 for the fiscal year ending December 31, 2015, (ii) $5,000,000 for each of the fiscal years ending December 31, 2016, December 31, 2017 and December 31, 2018; provided that if the Interest Coverage Ratio for any measurement period ending March 31, 2018 through and including December 31, 2018 is greater than 2.00 to 1.00, use $7,500,000 for the fiscal year ending December 31, 2018; and (iii) $20,000,000 for each fiscal year thereafter.

Exhibit B – Form of Compliance Certificate

Section 6.20 Interest Coverage Ratio6

(a)	EBITDA for the four-fiscal quarter period then ended (from Schedule A)	$

(b)	Interest Expense[7] for the four-fiscal quarter period then ended (from Schedule B)	$

(c)	Interest Coverage Ratio = (a) to (b)	:

	Minimum Interest Coverage Ratio:	[1.50 to 1.00][1.75 to 1.00][8]

	Compliance	Yes No

[6]	Not required for any fiscal quarter ending after December 31, 2018.
[7]	Interest Expense for any period ending prior to December 31, 2016 shall be calculated after giving pro forma effect to the repayment of the Term Advances on the Amendment No. 2 Effective Date, which repayment shall be deemed to have occurred on the first day of the applicable four fiscal quarter measurement period.
[8]	Pursuant to Section 6.20 of the Credit Agreement, use (i) 1.50 to 1.00 for each fiscal quarter ending December 31, 2015 through and including December 31, 2017, and (ii) 1.75 to 1.00 for each fiscal quarter ending March 31, 2018 through and including December 31, 2018.

Exhibit B – Form of Compliance Certificate

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of the first date written above.

PIONEER INVESTMENT, INC., as Borrower

By:
Name:
Title:

Exhibit B – Form of Compliance Certificate

SCHEDULE A

EBITDA

Part I

The Parent’s consolidated EBITDA9

(a)	Parent’s consolidated Net Income[10]		$

	Plus, without duplication, in each case (except with respect to clause (xii) below) only to the extent (and in the same proportion) deducted in determining such consolidated Net Income:		$

i.	Interest Expense		$

ii.	Income Tax Expense		$

iii.	non-cash impairment charge or asset write-off and the amortization of intangibles		$

iv.	other non-cash charges		$

v.	losses on Dispositions of capital assets outside the ordinary course of business		$

vi.	costs of legal settlements, fines, judgments or orders to the extent reimbursed by insurance or any other Person that is not the Parent or any Subsidiary		$

vii.	amortization and depreciation		$

viii.	the following items provided that the aggregate amount of all items added back under this clause (viii) shall not exceed $3,500,000 for such period		$

	1.	unusual or non-recurring items (including, for the avoidance of doubt, charges, accruals, reserves or expenses attributable to the undertaking or implementation of cost savings initiatives, operating expense reductions and other restructuring and integration charges)	$

	2.	the amount of management, consulting, advisory, monitoring, and board of director fees paid to, and third party out of pocket	$

[9]	In accordance with the Credit Agreement, (x) EBITDA (other than for purposes of calculating Excess Cash Flow) shall be subject to pro forma adjustments pursuant to Section 1.7 of the Credit Agreement for Permitted Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall, in each case, be made in accordance with the guidelines for pro forma presentations set forth by the SEC or in a manner otherwise reasonably acceptable to the Administrative Agent, and subject to supporting documentation reasonably acceptable to the Administrative Agent, in each case, certified by a Responsible Officer of the Parent.
[10]	Complete Part II of this Schedule A.

Exhibit B – Form of Compliance Certificate

expenses reimbursed to, John Deane, Michael McShane or any other industry executive appointed to the board of directors of any Credit Party (or in lieu of any such board of directors, the board of directors of any direct or indirect parent company thereof other than Cemblend)

	3.	the amount of third party, out-of-pocket expenses reimbursed to the Permitted Holders (or their respective Affiliates or management companies) for expenses incurred by the Permitted Holders (or their respective Affiliates or management companies) on behalf of, or pertaining to, the Parent or its Subsidiaries	$

	4.	cash charges and expenses incurred in connection with the issuance or offering of Equity Interests, Dispositions outside the ordinary course of business, recapitalizations, mergers, consolidations or amalgamations, or option buyouts, provided that (i) such transaction is permitted under this Agreement and (ii) such charges and expenses are non-recurring with respect to such transaction	$

ix.	non-recurring cash charges and expenses (including severance payments) incurred in connection with any Permitted Acquisition and restructuring costs associated with single or one-time events incurred in connection with any Permitted Acquisition; provided that, the aggregate amount added back under this clause (ix) in any such period shall not exceed 7.5% of EBITDA (after giving effect to all additions and subtractions provided for in this definition of EBITDA, including this clause (ix))		$

x.	(A) cash charges and expenses paid and incurred in connection with the Transactions, (B) cash charges, fees and expenses incurred in connection with any amendment or modification of the Credit Documents or the Obligations, and (C) cash charges to the extent actually reimbursed by third parties pursuant to indemnification provisions in applicable binding contracts which are not being contested		$

xi.	business interruption insurance proceeds actually received by any Credit Party in an amount representing the earnings for the applicable period that such proceeds are intended to replace		$

xii.	unrealized net losses in the fair market value of any Hedging Arrangement		$

xiii.	the amount of any expense or deduction associated with any Restricted Subsidiary of the Borrower and attributable to any non-controlling Equity Interest and/or minority interest of any third party		$

xiv.	cash actually received during the calculation period and not included in Net Income for such period but only to the extent that the non-cash gain relating to such cash receipt was deducted in the calculation of EBITDA pursuant to clause (b)(ii) below for any previous calculation period and not added back

Exhibit B – Form of Compliance Certificate

xv.	net income of any Joint Venture of the Parent for any calculation period but only to the extent such net income is distributed by such Joint Venture in the form of cash dividends or distributions and the amount thereof is not subsequently distributed, contributed or otherwise transferred to such Joint Venture during such period	$

xvi.	extraordinary items	$

(b) Subtotal (sum of (i) through (xv)):		$

Minus, without duplication, in each case only to the extent (and in the same proportion) included (as opposed to deducted) in determining such consolidated Net Income:		$

i.	extraordinary items	$

ii.	non-cash gains, including unrealized net gains in the fair market value of any Hedging Arrangement and non-cash gains resulting from non-recurring events or circumstances for such period	$

iii.	all other non-cash items of income which were included in determining such Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business)	$

(c) Subtotal (sum of (i) through (iii)):		$

TOTAL (a) + (b) – (c)		$

Part II

Net Income

Net Income shown on Financial Statements[11]:	$

(a) any realized or unrealized gains or losses in respect of:

(i) any obligation under any Hedge Arrangement as determined in accordance with GAAP:	$

(ii) any other derivative instrument pursuant to Financial Accounting Standards Board’s Accounting Standards Codification No. 815- Derivatives and Hedging:	$

(b) any realized or unrealized foreign currency exchange gain or loss

[1][1]	Include Net Income as shown on the Financial Statements delivered with this Compliance Certificate.

Exhibit B – Form of Compliance Certificate

(including any currency re-measurement of lndebtedness, any net gain or loss resulting from Hedge Arrangements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from intercompany Indebtedness):

$

Net Income as defined in the Credit Agreement:	$

Exhibit B – Form of Compliance Certificate

Page 10 of ll

SCHEDULE B

Supporting Calculations

[See Attached.]

Exhibit B – Form of Compliance Certificate